Exhibit 15.3

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Ave., Dongcheng District

Beijing 100738, PRC

Tel: +86 10 8525 5500 Fax: +86 10 8525 5511 / 8525 5522

Beijing · Shanghai · Shenzhen · Hong Kong · Haikou · Wuhan · Singapore

www.hankunlaw.com

Date: August 3, 2023

To:

Missfresh Limited (the “Company”)

3rd Floor, Block A, Vanke Times Center

No. 9 Wangjing Street

Chaoyang District, Beijing 100016

The People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name and the summary of our opinion under the headings “Item 3. Key Information—D. Risk Factors,” “Item 4. Information on the Company—B. Business Overview—Regulation” and “Item 10. Additional Information—E. Taxation” included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in August 2023, and further consent to the incorporation by reference of the summaries of our opinions under these headings into the registration statement on Form S-8 of the Company (No. 333-260310) pertaining to the Company’s Amended and Restated 2017 Equity Incentive Plan. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ HAN KUN LAW OFFICES

HAN KUN LAW OFFICES